QH-373006

Certificate of Incorporation

I, JOY A. RANKINE Assistant Registrar of Companies of the Cayman Islands

DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by

Toroso Cayman Subsidiary I

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the
16th day of March Two Thousand Twenty-One

Given under my hand and Seal at George Town in the
Island of Grand Cayman this 16th day of March
Two Thousand Twenty-One

/s/ Joy A. Rankine
Assistant Registrar of Companies, Cayman Islands.